Exhibit 99.1

Contact
Mark P. Perkins
727-461-3000

For Immediate Release

Aerosonic Borrows $800,000 Pursuant to Loan Agreements

CLEARWATER, Fla. – May 28, 2009 - Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced today that on May 21, 2009, the company borrowed an aggregate principal amount of $800,000 upon a cash draw down under each of the three unsecured loan agreements (each, a “Loan Agreement” and together, the “Loan Agreements”) entered into by the Corporation on May 14, 2009 with three Aerosonic stockholders, Bruce J. Stone, Redmond Family Investments, LLLP and Martin L. Schaffel (the “Investors”).  Pursuant to the terms of the Loan Agreements, Aerosonic issued an aggregate of 80,000 shares of Aerosonic common stock and warrants to purchase 200,000 shares of Aerosonic common stock to the Investors.  All shares of Aerosonic common stock issued in connection with the draw down under the Loan Agreements or that may be issued upon exercise of the warrants have not been registered under the Securities Act of 1933 and will be eligible to be sold pursuant to Rule 144.  Additional terms of the $800,000 draw down under the Loan Agreements can be found in the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

 This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

 Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.